Exhibit 99.1

CounterPath Reports Q406 Revenue Guidance and FY07 Forecast

VANCOUVER, CANADA – May 24, 2006 – CounterPath Solutions, Inc. (OTCBB: CTPS), a leading provider of VoIP (Voice over Internet Protocol), Video over IP, Instant Messaging (IM), and Presence SIP multimedia applications and softphones, today reported revenue guidance for our fourth quarter of fiscal 2006, which ended on April 30th of this year. In addition, CounterPath is releasing a revenue forecast for fiscal 2007, which will end on April 30th of next year.

Total revenues for the fourth quarter ended April 30, 2006 are anticipated to increase by 15% to $1.43 million over third quarter results of $1.23 million. Total revenues for the fiscal year ended April 30, 2006 are anticipated to increase by 47% to $4.58 million over fiscal 2005 results of $3.12 million.

Donovan Jones, President and COO stated, “Our fourth quarter results demonstrate continued execution of our business strategy, building SIP based multi-media applications for service providers, infrastructure providers, cable companies and internet telephony service providers. We have executed a number of licensing and support agreements with tier one customers and a significant portion of our current and future revenue will be derived from these relationships.”

Our revenue forecast for fiscal 2007 will exceed $10 million. Our revenue expectations for 2007 are supported by deployments of softphone licenses and services against our existing contracts and a conservative funnel conversion rate on near term opportunities.

“Skype’s recent actions to offer free calling in the U.S. and Canada until the end of the year through SkypeOut, have reinforced softphone-based VoIP adoption and will likely accelerate the rollout of service offerings from leading carriers. The traditional telecom and cable companies have revenues in the hundreds of billions and are developing compelling ways of retaining subscribers and creating new revenue streams. A requirement for these carriers will be rapid deployment of services with an improved cost base. Softphone and multimedia applications are a critical component for the success of these carriers.” continued Donovan Jones. “Our continued focus on developing and integrating solutions across multiple platforms and devices through presence enabled multimedia applications will ensure our success and have a direct impact on shareholder value.”

About CounterPath

CounterPath Solutions, Inc., formerly Xten Networks, Inc., is a leading developer of award-winning, high-quality, carrier- grade VoIP (Voice over IP) and Video over IP SIP softphones for service providers, cable operators, Internet telephony service providers, IP PBX manufacturers and OEMs. CounterPath's SIP softphones are available either pre-configured or as a software development kit (SDK), and provide VoIP (Voice over IP), Video over IP, IM (Instant Messaging), and Presence functionality. With over 150 customers in more than 30 countries, CounterPath’s technology is deployed in more than 6,000,000 IP endpoints worldwide. For more information please visit www.counterpath.com

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release include statements regarding management's belief that: (1) total revenues for the fourth quarter ended April 30, 2006 are anticipated to increase to $1.43 million, (2) total revenues for the fiscal year ended April 30, 2006 are anticipated to increase to $4.58 million, (3) that our current licensing and support agreements with tier one customers will generate a significant portion of our future revenues, (4) total revenues for the fiscal year ended April 30, 2007 will exceed $10 million, (5) our revenue expectations for 2007 are supported by our existing contracts and a conservative funnel conversion rate on near term opportunities, and (6) our continued focus on developing and integrating solutions will ensure our success.

It is important to note that actual outcomes and our actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as (1) our ability to remain competitive with eyeBeam™ and our other applications as other parties develop and release competitive products, (2) our ability to retain the employees necessary to continue research and development of our software products, (3) our success selling our products, (4) the ability to maintain and increase our current licensing and support agreements, (5) the impact of technology changes on our software products and on the VoIP industry, (6) the compatibility of our software products with new computer operating systems, (7) the rate of adoption by service providers and the general public of VoIP as a replacement for regular and cellular phone service, (8) general economic conditions as they affect our customers, (9) uncertainties as to the size of our market, (10) our ability to control costs operating, general administrative and other expenses, (11) current or future government regulations affecting the use of our products, (12) the degree of liability or protection from current and future patents, and (13) insufficient investor interest in our securities which may impact on our ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in our quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and our other disclosure documents filed from time-to-time with the Securities and Exchange Commission. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward looking statements and no assurances can be given that such statements will be achieved. No forward-looking statement is a guarantee of future results. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information on CounterPath, please contact:

Todd Hanas	Louise Tipton (LEWIS Public Relations)
Investor Relations	Media Relations
+1.866.869.8072	+1.415.992.4400
thanas@counterpath.com	Counterpathpr@lewispr.com